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Exhibit 10.17

SEPARATION AGREEMENT

        This Separation Agreement (the "Agreement") is entered into among Fischer Imaging Corp. (the "Company"), SenoLase Inc. ("SenoLase") and Morgan Nields ("Employee").

RECITALS

        WHEREAS, Employee is employed by the Company at its offices at 12300 North Grant Street, Denver, Colorado 80241 as a regular full-time employee with the title "Chief Technology Officer" and serves as a member of the Company's Board of Directors;

        WHEREAS, Employee was a founder of the Company and served as its Chief Executive Officer until December 2000 and as its Chairman until May 2003;

        WHEREAS, Employee wishes to terminate his regular full-time employment with the Company and to resign as a member of the Company's Board of Directors, in order to concentrate on development and execution of a plan to spin-out SenoLase, a development stage company with little or no tangible assets which is a majority owned subsidiary of the Company;

        WHEREAS, in consideration therefor, the Company wishes to enter this Separation Agreement, which, among other things, provides for (1) deferred compensation payments, (2) payment of sales commissions with respect to potential sales to certain clients of the Company listed in Exhibit A attached hereto (the "Commission Clients") and (3) Employee's continuation as Chief Executive Officer of SenoLase; and

        WHEREAS, in order to accomplish these ends, the parties hereto are willing to enter into this Agreement.

AGREEMENT

        NOW THEREFORE, in exchange for the consideration and other agreements specified in this Agreement, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1.     Employee's Resignation and Deferred Compensation Payments. Employee hereby (i) voluntarily resigns as a regular, full-time employee of the Company with the title "Chief Technology Officer" and (ii) voluntarily resigns as a member of the Company's Board of Directors, in each case effective December 31, 2003 (the "Resignation Date") and (iii) agrees to remove all of his personal articles and vacate his office on the Company's premises on or before March 1, 2004. The Company agrees to make twelve (12) payments of $16,666.67 each to Employee, aggregating $200,000, no later than the 15th day of each month in calendar 2004, beginning on January 15, 2004. Employee agrees that the Company shall be entitled to withhold all taxes and other amounts required by law from such payments and pay Employee the net amount after deduction thereof. Employee further agrees that he is not entitled to any other pay or post-employment compensation other than these payments and the other consideration expressly set forth in this Agreement and that he will not make any claim for any such further payments or consideration, under any prior or existing agreement, plan or policy of Company, including but not limited to the Company's executive retention bonus plan.

        2.     SenoLase. The Company, Employee and SenoLase hereby agree that Employee shall continue to serve as Chief Executive Officer and as a director of SenoLase until December 31, 2004, subject to the direction of the SenoLase Board of Directors, a majority of whom shall be named by the Company. Such employment may be terminated by Employee at any time and by SenoLase with or without Cause (as defined in Section 5 below). It is the expectation of the parties that Employee will pursue a plan for spinning out SenoLase from the Company, upon such terms as are acceptable to the third parties who propose to provide financing to SenoLase and to the SenoLase Board of Directors.

        3.     Commission Agreement. While Employee is not required to provide any services to the Company with respect to such Commission Clients or otherwise after the Resignation Date, the Company agrees to pay Employee sales commissions on product sales by the Company after the Resignation Date to the Commission Clients listed on Exhibit A hereto as follows:

          (a)   A-List Client Commissions. As compensation for Employee's material assistance prior to the Resignation Date in facilitating sales to the clients listed under column A of Exhibit A attached hereto ("A-List Clients"), the Company agrees to deliver 3.5% of the net revenues generated from sales to such A-List Clients to Employee, as a commission on such sales, based on booked orders accepted by the Company prior to the expiration of the Commissions Term, subject to the conditions and except as otherwise set forth in this Section 3. "Commissions Term" means the period from June 1, 2003 through December 31, 2004.

          (b)   B&C-List Client Commissions. As compensation for Employee's material assistance prior to the Resignation Date in facilitating sales to the clients listed under column B or column C of Exhibit A attached hereto ("B&C-List Clients"), the Company agrees to deliver 1.5% of the net revenues generated from sales to such B&C-List Clients to Employee, as a commission on such sales, based on booked orders accepted by the Company prior to the expiration of the Commissions Term, subject to the conditions and except as otherwise set forth in this Section 3.

          (c)   Payment Date; No Draw. Commission payments will me be made to Employee based on a pro rata basis as cash is received from the sale and will be paid within 30 days of the Company's receipt of payments. Subject to the foregoing, Commissions shall be payable in respect of orders accepted by the Company prior to the expiration of the Commissions Term, regardless of when payment is made by the Commission Client, or when the product is delivered or services are performed. Employee shall not receive a draw against any unpaid Commissions payable.

          (d)   Health Insurance. Employee may timely elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), but Employee will be responsible for paying all premiums for Employee and Employee's eligible dependents if and to the extent he elects continuation of coverage under COBRA for himself or for such dependents.

          (e)   No Expense Reimbursement. The Company will not reimburse Employee for any expenses incurred after the Resignation Date but shall reimburse Employee for reasonable expenses incurred prior to that date in accordance with the Company's current expense reimbursement policy.

          (f)    Commission Term. The Company's obligations to pay any Commissions shall immediately terminate if the Company terminates this Agreement for Cause pursuant to Section 5 below but Employee shall be under no obligation to repay any Commissions paid prior to the date of such termination.

        4.     Litigation Defense Costs.

          (a)   Advancement of Expenses. The Company agrees to advance reasonable legal fees and expenses in connection with (i) the pending Securities and Exchange Commission ("SEC") investigation relating to the Company's restatement of its financial statements and related matters, (ii) any related private party litigation (whether pending as of the date hereof or filed hereafter) and (iii) any other investigations or legal proceedings related to the matters which are the subject of (i) and (ii) above (the "Matters"), provided, however, that such advances may be suspended if a Special Committee of the Company's Board of Directors subsequently determines that Employee's conduct with respect to the matters covered by the SEC investigation and related private litigation did not meet the standard set forth in the Delaware General Corporation Law, namely the obligation to act in good faith and with the reasonable belief that his actions were in or not opposed to the best interests of the Company (the "Statutory Standard"). Such advances shall be made within thirty (30) days of Employee's request. As used herein, "Special Committee" means any committee of disinterested directors established by the Company's Board of Directors to assess the entitlement of directors, officers, employees or agents of the Company to indemnification under the Company's Certificate of Incorporation, Bylaws, indemnification agreements or otherwise.

          (b)   Refund. Notwithstanding the foregoing, if the Special Committee subsequently determines in good faith that Employee did not meet the Statutory Standard with respect to the Matters, Employee agrees to reimburse the Company for all sums provided to Employee for the Matters within 30 days of being notified of such determination.

          (c)   Preservation of Indemnification Rights. This Section 4 shall govern the terms under which expenses will be advanced to Employee for the Matters. Nothing in this Section 4 is intended to diminish or affect Employee's right to indemnification under the Company's Certificate of Incorporation, Bylaws, the September 29, 1999 Indemnification Agreement between the Company and Employee or the Delaware General Corporation Law.

          (d)   Formal Undertaking by Employee. Employee agrees that, as a condition to advancement of expenses pursuant to this Agreement, Employee will execute a formal undertaking providing for reimbursement of the Company for advances under the circumstances described in (b) above and requiring Employee's cooperation with the Company in connection with the Company's defense of the Matters.

        5.     Termination. Notwithstanding any other term in this Agreement, the Company may terminate this Agreement immediately for Cause. As used herein, "Cause" shall mean the following: (a) Employee's knowing commission of a fraudulent act that causes material injury to the Company; (b) Employee's material breach of any of his covenants or agreements hereunder, which breach is not cured within 30 days of written notice by the Company; or (c) Employee's conviction of a crime that either results in imprisonment or involves embezzlement, dishonesty, or activities materially injurious to the Company or its reputation, whether in connection with the Company's affairs or otherwise. Whether Cause exists to terminate this Agreement shall be determined in the reasonable discretion of the Company's Board of Directors. In the event of a termination of this Agreement for Cause, the Company will not have any ongoing financial obligations to Employee whatsoever and Employee will not be entitled to any further compensation, payments or benefits set forth in this Agreement; provided, however, that termination of this Agreement shall not affect the Company's obligations under Section 4 hereof.

        6.     Stock Options. Employee currently holds certain options to purchase shares of the Company's common stock (the "Options") which would, under the terms of the plan under which the options were granted, remain exercisable for ninety (90) days after the Resignation Date. The Company agrees to extend the date on which the Options may be exercised until the later of (i) December 31, 2004, or (ii) six months after the Company is listed on the Nasdaq Stock Market or a national securities exchange (but in no event later than June 30, 2005).

        7.     Independent Contractor. After the Resignation Date, Employee will be treated by the Company as an independent contractor and will not be eligible to participate as an employee in any benefit or benefit plan offered by the Company to its employees.

        8.     Taxes. The Commissions and other consideration provided to Employee by the Company under this Agreement shall be treated by the Company as income to Employee from which federal and state withholding and taxes shall be deducted.

        9.     The Company's Confidential Information. Employee acknowledges that, by reason of Employee's past and current positions with the Company, Employee has been given access to

Confidential Information with respect to the business affairs of the Company. The Company's "Confidential Information" includes, but is not limited to, any trade secrets, strategic product plans, new product information, customer lists, customer information, financial information, new product introduction plans, product suppliers terms and agreements, supplier agreements, etc. "Confidential Information" does not include information that is publicly disclosed by the Company, is in the public domain, or that Employee obtains from a third party without breach of this agreement. Employee represents and agrees that Employee has not disclosed any material Confidential Information to any third party in violation of his obligations to the Company. Employee further agrees that following the Resignation Date Employee will not, directly or indirectly, use, disclose, or cause to be used or disclosed in any way, any Confidential Information obtained as a result of or in connection with Employee's employment with the Company, without the express prior written consent of the Company.

        10.   Return of Company Property. Employee agrees to return all of the Company's property to the Company by delivering it to Stephen G. Burke, the Company's Executive Vice President and CFO, no later than the Resignation Date. This property includes, but is not limited to, the Company's documents and files (in any recorded media, such as papers, computer disks, copies, transparencies, and microfiche), materials, PDAs, cell phones, keys, credit cards, sports tickets, laptops, computer disks and badges, provided, however, that if and to the extent that Employee continues to utilize his office at the Company's headquarters building after the Resignation Date up to February 29, 2004 (the "Holdover Period") as permitted by this Agreement, Employee may retain a key to the building and to his office and may continue to use the computer and other Company property currently in his office during the Holdover Period. During the Holdover Period, Employee may also utilize the Company's secretarial and other office services as he has done in the past. Employee agrees that, to the extent that Employee possesses any files, data, or information relating in any way to the Company or the Company's business on any personal computer, Employee will delete the data, files, or information (and will retain no copies in any form) on the Resignation Date or before the end of the Holdover Period. Employee may, at his option, assume the lease (and related buyout option) for his vehicle currently leased by the Company. The Company shall be responsible for cancellation charges on any cell phone or PDA used previously used by Employee for Company business which Employee returns to the Company pursuant to this Section 10.

        11.   Employee's ADEA Release of the Company. Employee acknowledges and agrees that, by entering into this Agreement, Employee is waiving any and all rights that he may have arising from the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended, which have arisen on or before the date of execution of this Agreement. Employee further expressly acknowledges and agrees that:

          (a)   Consent. Employee is entering this Agreement voluntarily.

          (b)   Litigation. Employee understands and agrees that, by signing the Agreement, he is giving up any right to file legal proceedings against the Company arising before the date of the Agreement. Employee is not waiving (or giving up) rights or claims that may arise after the date the Agreement is executed.

          (c)   Consideration. In return for this Agreement, Employee will receive compensation due him as a result of this Agreement.

          (d)   Legal Representation. Employee is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement.

          (e)   Notice. Employee understands that he has had at least twenty-one (21) days in which to consider the terms of this Agreement. In the event that Employee executes this Agreement in less time, it is with the full understanding that he had the full twenty-one (21) days if he so desired and that he was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement. In such event, Employee expressly intends such execution to be a waiver of any right he had to review the Agreement for a full twenty-one (21) days.

          (f)    Right to Rescind. Employee further understands that he may rescind (that is, cancel) this Agreement for any reason within seven (7) calendar days after signing it. Employee agrees that the rescission must be in writing and hand-delivered or mailed to the Company. If mailed, the rescission must be postmarked within the seven (7) day period, properly addressed to:

    Fischer Imaging Corp.
    Attn: Stephen G. Burke
    Executive Vice President and CFO
    12300 North Grant Street
    Denver, CO 80241

and sent by certified mail, return receipt requested.

          (g)   Payments. Employee understands that he will not receive any payment or other consideration under this Agreement if he revokes or rescinds it, and in any event, Employee will not receive any payment or consideration until after the seven (7) day revocation period has expired.

        12.   No Other Releases. Employee and the Company agree that, by entering into this Agreement, other than the ADEA claims released by Employee in Section 11 hereof, neither Employee nor the Company have released or waived any claims that either one may have against the other for any reason.

        13.   Confidentiality of Agreement. Employee acknowledges that the Company may be required to disclose the contents of this Agreement to comply with its obligations under applicable securities laws and that, as a result, he has no reasonable expectation that it or its contents will remain confidential.

        14.   No Admission of Liability. The Company and Employee agree that nothing contained in this Agreement, and no action taken by the Company or Employee with regard to this Agreement, shall be construed as an admission of liability or any fact that may give rise to liability for any purpose whatsoever by the Company or Employee.

        15.   Injunctive Relief. In the event of a breach of any of the covenants contained in this Agreement, it is understood that damages will be difficult to ascertain and the Company may petition a court of law or equity for injunctive relief in addition to any other relief which the Company may have under the law or under this Agreement.

        16.   Non-Disparagement. Employee agrees not to make to any person any statement that disparages the Company or reflects negatively upon the Company, including, without limitation, any statement regarding the Company's financial condition, business practices, employment practices, or its officers, directors, employees, or affiliates. Company agrees not to make any statement that disparages Employee.

        17.   Acknowledgments. Employee acknowledges and agrees that up to the Resignation Date, the Company has paid Employee all employment compensation and has provided Employee with all benefits to which Employee is entitled through and including the Resignation Date.

        18.   Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement, which shall be fully severable, and given full force and effect. Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company.

        19.   Governing Law and Venue. This Agreement shall be construed in accordance with the laws of Colorado. Venue and jurisdiction will be in Colorado state or federal courts.

        20.   Entire Agreement. The parties hereto understand and agree that this Agreement contains all the agreements between the Company and Employee. Except as expressly stated herein, this Agreement supersedes any and all prior oral or written promises or agreements between the Company and Employee. Employee acknowledges that he has not relied upon any promise, representation, or statement other than those set forth in this Agreement. This Agreement cannot be modified except in a writing signed by the Company and Employee.

        21.   Assignment. The Company may assign its rights under this Agreement. No other assignment will be permitted except by written permission of the Company and Employee.

        22.   Counterparts; Facsimile Signature. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which taken together shall constitute one and the same Agreement. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original signature.

        23.   Attorney's Fees. In the event a party hereto commences legal proceedings to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its or his attorneys' fees.

* * * * *

        IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement as of the date first set forth above.

CAUTION; PLEASE READ ENTIRE DOCUMENT BEFORE SIGNING

FISCHER IMAGING CORPORATION		MORGAN NIELDS
By:	/s/ HARRIS RAVINE Harris Ravine, President	/s/ MORGAN W. NIELDS Morgan Nields, individually
Dated:	12/19/03	Dated:
SENOLASE INC.
By:	/s/ MORGAN W. NIELDS
Typed Name:	Morgan W. Nields
Title:	CEO & President
Dated:

EXHIBIT A

Column A	Column B	Column C

UCSF
UCSD
Tommy Cupples
Palmetto Richland
Kathy Schilling
Martin Yaffe/Sunnybrook
Northwestern
HUP
Pittsburgh McGee
Duke
Mayo Clinic
UCLA
Stanford
University of New Mexico
Emory
U Mass
Moffit
Michigan
Brigham and Womens
Mt. Sinai Toronto	St Joe's Orange Palmetto Baptist Pittsburgh Allegheny General Sally Jobe Breast Center MD Anderson University of Minnesota Wende Young MD Shaw Cancer Center University of Colorado Len Glassman MD	Kings College St Barts Lattazio Bari Tabar Falun Erlangen Dana/Levy Prof. Wolf Berlin

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SEPARATION AGREEMENT
RECITALS
AGREEMENT
EXHIBIT A